Exhibit 6.3

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED

AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN

EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND

(II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

ART PURCHASE AGREEMENT

THIS ART PURCHASE AGREEMENT (“Agreement”) is made and entered into this 16th day of September, 2021 (the “Effective Date”), by and [***] (“Seller”), and Masterworks Gallery, LLC, a Delaware limited liability company with an address at 53 Beach Street, New York, New York 10013 (“Agent”). Seller is selling the Work (defined below) on behalf of the sole legal and beneficial owner (“Owner”) of the work of art described in the Invoice attached hereto as Exhibit A and incorporated herein by this reference (the “Work”), and Seller has the authority to sell the Work on behalf of Owner. Agent is acting as agent on behalf of Masterworks Cayman SPC, on behalf of its 072 Segregated Portfolio (“Buyer”), and has the authority to buy the Work on behalf of Buyer. Seller, on behalf of Owner, has agreed to sell the Work to Buyer, and Agent, on behalf of Buyer, has agreed to buy the Work from Seller, on the terms and conditions set forth in this Agreement. In consideration of the mutual promises contained in this Agreement, the parties agree as follows:

1. SALE. Seller agrees to sell the Work to Buyer, and Agent on behalf of Buyer agrees to buy the Work from Seller, subject to the terms and conditions set forth in this Agreement.

2. PURCHASE PRICE AND MANNER OF PAYMENT. The purchase price for the Work is TWO MILLION SIX HUNDRED THOUSAND DOLLARS ($2,600,000) (the “Purchase Price”). The Purchase Price shall be paid within thirty (30) days from the Effective Date. For the avoidance of doubt, the obligation to pay the Purchase Price is expressly conditioned on the Buyer’s ability to inspect the Work on or before the Closing Date (as defined in Section 6) and Buyer’s written confirmation that the Work is in acceptable condition at the time of Inspection (as defined in Section 9 below). Agent shall pay the Purchase Price to Seller by wire transfer in accordance with the wire instructions listed in the invoice, a copy of which is attached hereto as Exhibit A, which shall be verbally confirmed by either Mariya Golovina or Nigel Glenday on behalf of Buyer and [***] on behalf of Seller prior to payment to Seller.

3. REPRESENTATIONS AND WARRANTIES.

3.1. To induce Agent to enter into this Agreement, and acknowledging that Agent and Buyer are relying on each and all of the following representations and warranties, Seller represents and warrants to Agent and Buyer on the Effective Date and on the Closing Date (as defined in Section 6 below) that:

3.1.1. Seller, without any further action, consent or authority of any other party, and without violation of any party’s rights or claims, has full right, legal authority and capacity to enter into this Agreement, to make the covenants, representations, warranties, and indemnifications contained in this Agreement, to execute and deliver the bill of sale (the “Bill of Sale”) in the form annexed as Exhibit B to this Agreement, to sell and transfer good and marketable title to the Work to Buyer on the Closing Date and to complete the transaction contemplated by this Agreement.

3.1.2. The Work is authentic, meaning the Work was created by the artist indicated on the attached Exhibit A.

3.1.3. Owner is the sole legal and beneficial owner of the Work and has good and marketable title to the Work.

3.1.4. The Work is not subject to or the subject of any rights or interests of others, claims, liens, security interests, restrictions, conditions, options or other encumbrances of any kind held or claimed by any person, entity, government or government agency (actual, threatened or pending) (collectively, “Claims”). Neither Seller nor Owner has any knowledge of any facts or circumstances likely to give rise to any Claims.

Art Purchase Agreement

3.1.5. Neither Seller nor Owner is aware of any challenges or disputes (current, past, pending or threatened) relating to the attribution, authenticity, description or provenance of the Work as set forth in Exhibit A attached hereto. Seller has provided Agent with all information in Seller’s and Owner’s knowledge concerning the attribution, authenticity, description, and condition of the Work.

3.1.6. The condition of the Work is, and shall be upon inspection of the Work by Buyer and at all relevant times up to and including the Closing Date, (as defined in Section 6 below), in good condition. Agent for the Buyer shall be entitled to inspect the Work on or prior to the Closing Date to confirm the Work is in acceptable condition and to prepare a condition report (the “Condition Report”). Prior to shipping to Delivery Location, Buyer may elect to prepare a new condition report for the Work at the sole cost and expense of Buyer, which shall confirm that the condition of the Work is the same as set forth in the Condition Report. If the Work is not in acceptable condition at the time of inspection (as described in Section 9 below), or not in substantially the same condition as of the Closing Date as reflected in the Condition Report, Buyer shall have the right to terminate the Agreement.

3.1.7. The Work has been lawfully exported and imported as required by the laws of any country in which it was located or to which it was transported, and any duties and taxes on the export and import of the Work have been paid and any required declarations upon the export and import have been made.

3.1.8. The Work has not been used and the Purchase Price funds will not be used to violate the banking, anti-money laundering or currency transfer laws or regulations of the United States or any other country.

3.2. Seller does hereby agree to indemnify, defend and hold Agent and Buyer free and harmless from any and all demands, claims, suits, judgments, obligations, damages, losses, or other liability asserted or alleged against Agent or Buyer as well as all reasonable attorney fees and other reasonable costs, fees and expenses, suffered or incurred by, or asserted or alleged against Agent or Buyer arising by reason of, or in connection with, the breach or alleged breach by Seller of any provision of this Agreement, or the actual or alleged falsity or inaccuracy of any representation or warranty by Seller contained in this Agreement.

3.3. Buyer represents and warrants that the Purchase Price funds have not been acquired or used in violation of banking, anti-money laundering or currency transfer laws or regulations of the United States or any other country.

3.4 The benefits of the representations, warranties, covenants and indemnities contained in this Agreement shall survive completion of the transaction contemplated by this Agreement, including without limitation transfer of the Work to Buyer. It shall be a condition precedent to Agent and Buyer’s obligations that Seller’s representations and warranties contained in this Agreement are true and correct on and as of the Closing Date and delivery of the Work to Buyer, and that Buyer’s representations and warranties are true and correct on and as of the Closing Date. Notwithstanding anything to the contrary herein, Seller’s representation, warranty and indemnification relating to the authenticity of the Work shall survive for a period of five (5) years from the Closing Date.

4. STORAGE AND CARE OF THE WORK.

4.1. The work will be relocated to ACLA, 14102 South Broadway, Los Angeles, CA 90061 within ten (10) business days from the Effective Date. Seller shall not otherwise relocate the Work until the Work is packed and shipped to the Delivery Location.

4.2. Seller agrees to ensure an appropriate storage environment consistent with professional fine art museum and conservation standards is provided to safeguard the quality and condition of the Work and to protect the Work from water, fire, loss, damage, deterioration, theft, mishandling, dirt, vermin, insects, and from extremes of light, temperature, and humidity from the Effective Date and until the date the work is shipped to Delivery Location. Any damage to the Work must be reported immediately to Agent. Seller will not perform any conservation or restoration on the Work without the specific prior written consent of Agent.

5. INSURANCE. Seller shall arrange and pay for the Work to be insured under Seller’s fine arts policy for an amount equal to the Purchase Price commencing on the Effective Date and continuing until risk of loss transfers to Buyer at Closing Date. Risk of loss to the Work shall transfer from Seller to Buyer following both (i) Buyer’s acceptance of the Work at the Closing Date and (ii) payment by Buyer of the full Purchase Price. On the Effective Date, Seller shall provide Agent with a certificate of insurance evidencing Seller’s insurance coverage.

Art Purchase Agreement

6. TITLE. The “Closing Date” shall mean the date upon which Agent has paid the Purchase Price to Seller. On the Closing Date, subject only to Agent’s payment of the full Purchase Price in accordance with this Agreement, Seller, on behalf of Owner, hereby transfers to Buyer good and marketable title and exclusive and unrestricted right to possession of the Work free and clear of any and all Claims. On the Closing Date, Seller shall deliver to Agent a signed copy of the Bill of Sale. Seller shall be responsible for remitting any and all applicable sales proceeds due to Owner in connection with the sale of the Work hereunder. For a period of one (1) year hereafter, Seller hereby agrees that it will not knowingly offer, sell or agree to sell any artwork to any person other than Agent that, directly or indirectly, intends to offer fractional investment in the artwork through a sale of tokens or securities, without offering Agent first option.

7. TRANSPORT; DELIVERY AND EXPENSES.

7.1. Within five (5) business days of the Closing Date, if Seller has not already done so, Seller shall arrange for the Work to be packed and shipped by fine art shippers to Agent’s account at Delaware Freeport, located at 111 Alan Drive, Newark, Delaware 19711 (the “Delivery Location”).

7.2. Seller agrees to arrange packing and shipping the Work from the current location to the Delivery Location. Seller shall insure the Work until the Closing Date. Agent agrees to reimburse Seller for all third-party costs and expenses relating to packing and shipping the Work from its current location to the Delivery Location pursuant to this Agreement, provided that Agent shall be notified in writing of the amount of such costs prior to incurrence.

8. THIRD-PARTY COMMISSIONS. Neither Agent nor Buyer shall be responsible for and neither shall pay any commissions or fees due any person acting on behalf of Seller or Owner as a result of the transaction contemplated by this Agreement. Seller shall not be responsible for and shall not pay any commissions or fees due any person acting on behalf of Agent or Buyer as a result of the transaction contemplated by this Agreement. Seller shall be responsible to pay any fees or costs to any agent or advisor engaged by Seller in connection with the transactions contemplated hereby and Buyer shall be indemnified and held harmless from any claim by any such agent or advisor relating to this Agreement and the transactions contemplated hereby. The parties acknowledge and agree that no such agent or advisor to Seller is an employee or affiliate of Buyer or Agent.

9. INSPECTION. During the week of September 13, 2021 or, if such inspection is impracticable, on another date mutually agreed upon, Buyer shall be entitled to inspect the Work and prepare the Condition Report.

10. TERMINATION WITH CAUSE. In the event of: (i) a breach or alleged breach of this Agreement by Seller; (ii) the falsity or material inaccuracy, actual or alleged, of any of Seller’s representations or warranties contained in this Agreement, (x) Buyer shall have the right to terminate this Agreement, and Seller shall within thirty (30) days of notice from Buyer repay to Buyer the Purchase Price under this Agreement, and (y) upon receipt of such funds, Buyer will release the Work to Seller, unless prevented by law from doing so.

11. MISCELLANEOUS. This Agreement, including the exhibits attached hereto, represents the entire understanding of the parties hereto with respect to the subject matter hereof, supersedes any and all other and prior agreements between the parties with respect to the sale of the Work and declares all such prior agreements between the parties null and void. In the event of a conflict between this Agreement and any invoice issued by Seller, the terms of this Agreement shall control. Seller agrees that Buyer is a third-party beneficiary of this Agreement. The terms of this Agreement may not be modified or amended, except in a writing signed by the parties hereto. Seller may not assign this Agreement without the prior written consent of Agent or Buyer. This Agreement shall inure to the benefit of, and shall be binding upon, the successors, permitted assigns, heirs, executors, administrators and legal representatives of the parties hereto. This Agreement, and all matters arising out of or relating to this Agreement, shall be governed and construed in accordance with the laws of the State of New York, without regard to its conflict of laws provisions. Any dispute arising under or related to this Agreement shall be resolved in the New York State Supreme Court, New York County or in the United States District Court for the Southern District of New York. This Agreement may be executed in counterparts, including by PDF or facsimile, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

Art Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have hereunto signed their hands and seals as of the Effective Date.

SELLER:

[***]

BY:
ITS:

AGENT:
MASTERWORKS GALLERY , LLC

BY:	Mariya Golovina
ITS:	Director of Acquisitions

[Signature Page to Art Purchase Agreement]

Art Purchase Agreement

EXHIBIT A

Invoice

September 16, 2021

Masterworks Gallery, LLC as agent for Masterworks Cayman, SPC on behalf of its 072 Segregated Portfolio

53 Beach Street
New York, NY
10013

Delivery Address (no tax added):
Delaware Freeport
111 Alan Drive
Newark, DE
19711

Mark Bradford
Untitled Pink (SFMOMA Benefit)

2016 mixed media on canvas
60 x 48 inches
(152.4 x 121.9 cm)

Total Due	**$ 2,600,000.00**

Thank you!

Terms
Shipping, crating, insurance and all applicable import/use taxes are the responsibility of the buyer. Worldwide artwork insurance coverage must be bound immediately at time of purchase. [***] does not offer legal advice; our website, our publications, our client agreements, client communications, and oral communications are not, nor intended to be, legal advice. We are also not a tax advice expert and do not offer tax advice and therefore information contained in our website, our publications, our client agreements, client communications, and oral communications are not, nor intended to be, tax advice.

CYBER CRIME: If the purchaser receives any instructions to change bank details, please contact [***] by phone and confirm changes with either [***] or [***] prior to sending payment. We are not responsible for payments sent mistakenly to third parties as the result of cybercrime.

Art Purchase Agreement

EXHIBIT B

BILL OF SALE

Dated: _______________, 2021

Sold by:	[***]	(“Seller”)

Sold to:	Masterworks Cayman SPC On behalf of its 072 Segregated Portfolio 53 Beach Street New York, New York 10013	(“Buyer”)

Artist:		(the “Work”)
Title:
Execution:
Dimensions: Retail Price:
NY Sales Tax:	None Withheld; Delaware Delivery
Purchase Price:	$2,600,000

For value received, Seller acknowledges that the Work, good and marketable title to the Work, and all right to possession thereto and all legal ownership thereof, have been irrevocably, and without condition or reservation of any kind, sold, transferred, and conveyed to Buyer.

The Work is sold subject to each and all of the provisions, terms, conditions, covenants, representations, warranties and indemnities contained in the Art Purchase Agreement by and between Seller and Masterworks Gallery, LLC dated September 16th, 2021, and all such provisions, terms, conditions, covenants, representations, warranties and indemnities of the parties thereunder are incorporated herein by this reference as if fully set forth herein in their entirety.

SELLER:

[***]

BY:
ITS: